EXHIBIT 10.57

CONFIDENTIAL TREATMENT. THE PORTION OF THIS EXHIBIT THAT HAS BEEN REPLACED WITH “[*****]” HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS THE SUBJECT OF AN APPLICATION FOR CONFIDENTIAL TREATMENT.

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

NOTICE OF STOCK UNIT AWARD

(FY 2012 PERFORMANCE STOCK UNITS)

You have been granted units representing shares of Common Stock of Ariba, Inc. (the “Company”) on the following terms:

Name of Recipient:	Kevin Costello

Number of Units Granted:	78,394

Number of Units at Target:	78,394

Number of Units at Maximum:	156,788

Date of Grant:	November 21, 2011

By accepting this grant, you agree as follows:

1.	This grant is made under and governed by the Ariba, Inc. 1999 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement. The Plan is available on the Company’s internal web site at http://stock.ariba.com.

2.	The Company may deliver by email all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. The “Ariba, Inc. 1999 Equity Incentive Plan—Summary and Prospectus” is available on the Company’s internal web site at http://stock.ariba.com. If, in the future, the Company posts documents required by law on a web site, it will notify you by email.

3.	You have read the Company’s Securities Trading Policy, and you agree to comply with that policy whenever you acquire or dispose of the Company’s securities. The Company’s Securities Trading Policy is available on the Company’s internal web site at http://stock.ariba.com.

RECIPIENT:

/s/ Kevin Costello

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.

Vesting—General Rules	Your units (or a percentage thereof) will vest after the FY 2012 Performance-Based Vesting Conditions are satisfied, as described below, subject to any further adjustment based on failure to meet fully the FY 2013 Threshold Performance Measures, as described below.

No units will vest after your Service (as defined below) has terminated for any reason, except as set forth in this Agreement or a Severance Agreement between you and the Company.

FY 2012 Performance-Based Vesting Conditions	Subject to any adjustment based on failure to meet fully the FY 2013 Threshold Performance Measures, the number of your units that vest will be determined on the basis of Subscription Software Revenue (as defined below) for fiscal year 2012, as calculated pursuant to the following table.

FY 2012 Subscription Software Revenue:	Percentage Adjustment of Units Granted:
Less than $[****]M	0%
$[****]M	50%
$[****]M	75%
$[****]M	100%
$[****]M	125%
$[****]M	150%
$[****]M	175%
Greater than $[****]	200%

Straight-line interpolation will be used for Subscription Software Revenue amounts between the increments set forth above.

FY 2013 Threshold Performance Measures	After the number of units is calculated pursuant to the table above, there may be a further adjustment to those calculated amounts based on FY 2013 Subscription Software Revenue as described in the table below.

FY 2013 Subscription Software Revenue:	Percentage of Total Number of Adjusted Units That Vests:
Less than [****] percent growth over FY 2012 Subscription Software Revenue	75% of Performance Adjusted Units calculated above

[****]% growth over FY 2012 Subscription Software Revenue	100% of the Performance Adjusted Units calculated above

Straight-line interpolation will be used for Subscription Software Revenue amounts between the increments set forth above.

Vesting Date	Subject to satisfaction of the FY 2012 Performance-Based Vesting Conditions and the FY 2013 Threshold Performance Measures specified above, 100% of the units calculated pursuant to the tables above will vest on November 15, 2013, provided that your Service is continuous until that date.

Adjustment of Performance-Based Vesting Conditions	The Committee, at its sole discretion, may make appropriate adjustments in the FY 2012 Performance-Based Vesting Conditions and the FY 2013 Threshold Performance Measures in order to account for extraordinary events, including (without limitation) acquisitions and other corporate or financial events.

Forfeiture	If your Service terminates for any reason other than upon your death or Disability, then your units will be forfeited to the extent that they have not vested before the termination date, except as set forth in a Severance Agreement between you and the Company. This means that any units that have not vested under this Agreement or a Severance Agreement will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this grant, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s written leave of absence policy (as in effect for similarly situated employees) or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence during a performance period under this award, the Company may reduce your award based upon the amount of time that you were on leave, but in no event will the reduced award be smaller than the original award multiplied by the ratio between time worked and the entire performance period. Similarly, if you commence working on a part-time basis, then the Company may reduce your award based on the percentage of time worked as compared to a full-time employee.

Settlement of Units	Each unit will be settled on the first Permissible Trading Day (as defined below) that occurs on or after the day when the unit vests. However, each unit must be settled not later than the later of (a) December 15 of the Company’s fiscal year after the fiscal year in which the unit vests or (b) March 15 of the calendar year after the calendar year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the Company determines that the settlement of those units is exempt from Section 409A of the Code.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements, as directed by the Company, for the payment of any withholding taxes that are due as a result of the settlement of this award. At the discretion of the Company, these arrangements may include (a) payment in cash, (b) payment from the proceeds of the sale of shares through a Company-approved broker or (c) withholding shares of Company stock that otherwise would be issued to you when the units are settled. However, if you are a Company officer subject to Section 16 of the Securities Exchange Act of 1934, as amended, then your withholding tax obligations in connection with this award will be satisfied pursuant to clause (c) of the preceding sentence, unless otherwise determined in advance by the Committee. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Merger	If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to Section 10.3 of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Prior Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this grant are superseded. However, if you and the Company entered into a Severance Agreement, then that Severance Agreement is not superseded and will continue to apply as described below.

Amendments	This Agreement may be amended only by another written agreement between the parties.

Interpretation of Severance Agreement	If you and the Company entered into a Severance Agreement, then the vesting acceleration provisions or vesting continuation provisions (as applicable) of that Severance Agreement will be applied to this award as follows:

•

If a Change in Control (as defined in the Severance Agreement) occurs and you become entitled to accelerated vesting under the Severance Agreement after the Change in Control but before October 1, 2012, then 200% of the total number of your granted units will vest immediately. The FY 2012 Performance-Based Vesting Conditions and the FY 2013 Threshold Performance Measures will be disregarded.

•

If no Change in Control occurs but you become entitled to accelerated vesting (or continued vesting during a defined Continuation Period) under the Severance Agreement before October 1, 2012, then, for the purpose of calculating the number of units eligible for vesting acceleration or vesting continuation under the Severance Agreement, the FY 2012 Performance-Based Vesting Conditions will be deemed to have been met at the 100% award vesting levels defined in the Subscription Software Revenue table above. The FY 2013 Threshold Performance Measures will be disregarded.

•

If you become entitled to accelerated vesting (or continued vesting during a defined Continuation Period) for any reason under the Severance Agreement after September 30, 2012, but before October 1, 2013, then, for the purpose of calculating the number of units eligible for vesting acceleration or vesting continuation under the Severance Agreement, the actual percentage of the units calculated pursuant to the Subscription Software Revenue table will be used. The FY 2013 Threshold Performance Measures will be disregarded.

•

If you become entitled to accelerated vesting (or continued vesting during a defined Continuation Period) for any reason under the Severance Agreement after September 30, 2013, for the purpose of calculating the number of units eligible for vesting acceleration or vesting continuation under the Severance Agreement, the actual percentage of the units calculated pursuant to the Subscription Software Revenue table will be used, subject to any adjustment pursuant to the second table based on failure to meet fully the FY 2013 Threshold Performance Measures.

Acceleration Upon Death or Disability	A number of units determined as follows will immediately vest if you die or become Disabled.

•

If you die or become Disabled during your Service before October 1, 2012, then, for the purposes of calculating the number of units eligible for vesting acceleration hereunder, the FY 2012 Performance-Based Vesting Conditions will be deemed to have been met at the 100% award vesting levels defined in the Subscription Software Revenue table above. The FY 2013 Threshold Performance Measures will be disregarded.

•

If you die or become Disabled during your Service after September 30, 2012 but before October 1, 2013, then, for purposes of calculating the number of units eligible for vesting acceleration hereunder, the actual percentage of the units calculated pursuant to the Subscription Software Revenue table above will be used. The FY 2013 Threshold Performance Measures will be disregarded.

•

If you die or become Disabled during your Service after September 30, 2013, then, for purposes of calculating the number of units eligible for vesting acceleration hereunder, the actual percentage of the units calculated pursuant to the Subscription Software Revenue table above will be used, subject to any adjustment pursuant to the failure to meet fully the FY 2013 Threshold Performance Measures.

Definitions:

Committee	“Committee” means the Compensation Committee of the Company’s Board of Directors.

Disability or Disabled	“Disability” or “Disabled” means that you are disabled with the meaning of Section 409A(a)(2)(C) of the Code.

Permissible Trading Day	“Permissible Trading Day” means a day that satisfies each of the following requirements:

•	The Nasdaq Global Market is open for trading on that day,

•	You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•

Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) the day you have specified to sell shares of the Company’s Common Stock to be issued under this Agreement pursuant to a trading plan, approved by the Company’s Compliance Officer, under Rule 10b5-1 of the Securities and Exchange Commission.

•	Under the Company’s written Securities Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

•	You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Service	“Service” means service as an employee, consultant or director of the Company or a subsidiary of the Company.

Severance Agreement	“Severance Agreement” means a written agreement, as amended from time to time, between you and the Company that provides for vesting continuation or vesting acceleration of Company equity after the end of your Service.

Subscription Software Revenue	“Subscription Software Revenue” means subscription software revenue as determined under U.S. GAAP and published in the Company’s periodic financial reports.

BY ACCEPTING THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE, IN THE PLAN AND IN

THE NOTICE OF STOCK UNIT AWARD.